Exhibit 8


August 22, 2002



CBL & Associates Properties, Inc.
2030 Hamilton Place Blvd., Suite 500
CBL Center
Chattanooga, Tennessee


Ladies and Gentlemen:

You have requested our opinion as special tax counsel to CBL & Associates Properties, Inc. (the "Company") concerning certain federal income tax issues related to the registration, issuance and sale by the Company of up to an aggregate of 4,830,000 depositary shares each representing 1/10th of a share of the Company's 7.75% Series C Cumulative Redeemable Preferred Stock, $.01 par value per share (liquidation preference of $25.00 per depositary share) by means of a supplement (the "Prospectus Supplement"), filed with the Securities and Exchange Commission on August 7, 2003, to the prospectus filed as part of the registration statement filed with the Securities and Exchange Commission on June 10, 2003. These opinions are based on, and are conditioned upon: representations made to us by the Company in a letter dated June 14, 2002; representations made to us by Shumacker & Thompson, P.C., general counsel to the Company, in a letter dated June 14, 2002; and certain other records, documents, agreements and instruments as we have deemed necessary. Capitalized terms not defined herein shall have the meaning given them in the Prospectus Supplement.

To the extent that we have examined and relied upon original documents or copies thereof in rendering the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to authentic original documents of all documents submitted to us as copies and
(iii) the genuineness of all signatures. We have also assumed that any statement made in any of the documents referred to herein "to the knowledge of" or "to the best of the knowledge of" any person or party or similarly qualified is correct without such qualification.

Based on such facts, assumptions and representations, and such other documents and information as we believed appropriate, and subject to the qualifications stated in the next paragraph below, as of the date hereof, we are of the opinion that, for federal income tax purposes under current law:


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CBL & Associates Properties, Inc.
Page 2


     1. Commencing with the Company's taxable year ending December 31, 1993, the Company was organized and has operated in conformity with the requirements for qualification as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), and the proposed methods of operation of the Company, the Operating Partnership and the property partnerships, as represented by the Company will permit the Company to continue to qualify as a real estate investment trust for its current and subsequent taxable years; and

     2. The statements made in the Prospectus Supplement under the caption "Federal Income Tax Considerations," insofar as such statements constitute a summary of matters of law or legal conclusions, are accurate summaries in all material respects.

These opinions are given as of the date hereof and are based on the Code, the Treasury Regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Further, any material variation or material difference in the facts from those set forth in the letters from the Company and Shumacker Witt Gaither & Whitaker, P.C., or any other facts, assumptions or materials referred to above, may affect the conclusions stated herein. Moreover, the Company's qualification and taxation as a REIT depends upon the Company's ability to meet--through actual annual operating and other results--requirements under the Code, among other things, regarding distribution levels, the gross income and asset tests, and diversity of stock ownership. As Willkie Farr & Gallagher will not review whether the Company has fulfilled those requirements, no assurance can be given that the actual results of the Company's operation and other activities for any one or more taxable years will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code.

We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement. We also consent to the reference to Willkie Farr & Gallagher under the caption "Legal Matters" in the Prospectus Supplement. In giving such consent, we do not consider that we are "experts" within the meaning of the term used in the Act, as amended, or the rules and regulations of the Commission promulgated thereunder, with respect to any part of the Prospectus Supplement, including this opinion as an exhibit or otherwise.

No opinion is expressed as to any matter not discussed herein and we assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion, and we are not undertaking to update this opinion letter after the date hereof.

Very truly yours,

/s/ Willkie Farr & Gallagher